Exhibit 4

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned in the capacities set forth below.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent he or it knows or has reason to believe that such information is inaccurate.  This Joint Filing Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated as of September 9, 2024.

/s/ Robert Anthony Wilson
Robert Anthony Wilson

/s/ Benjamin David Hudson
Benjamin David Hudson

HIGHWIRE CAPITAL, LLC

By:	/s/ Benjamin D. Hudson
Name: Benjamin D. Hudson
Title: Managing Partner and Chief Financial Officer